SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 5, 2010

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road

San Jose, California

95112

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Compensation

On February 5, 2010, the Board of Directors (the “Board”) of Integrated Silicon Solution, Inc. (“ISSI”) amended ISSI’s non-employee director compensation program. In particular, Article Five of the ISSI 2007 Incentive Compensation Plan (the “Plan”) was amended to:

• increase the number of options to purchase shares of ISSI’s common stock that each individual who first becomes a non-employee director will receive at the time of his or her election to the Board from 12,500 shares to 15,000 shares (the “Initial Grant”), provided that such individual has not been in the employment of ISSI or its parent or subsidiary companies at any time during the preceding twelve months; and

• increase the number of options to purchase shares of ISSI’s common stock that will automatically be granted to each individual who continues to serve as a non-employee director at each annual meeting of stockholders from 3,500 shares to 5,000 shares (each an “Annual Grant”), provided such individual has served as a non-employee director for at least six months.

In each case, as currently provided in the Plan, shares subject to each Initial Grant shall vest as to 1/4th of the shares subject to the option on each anniversary of the date of grant, and shares subject to each Annual Grant will vest as to one-twelfth of the shares subject to the option each month following its date of grant, in each case subject to the non-employee director’s continued Board service through each such date. In each case, as currently provided in the Plan, the shares will immediately vest in full upon the non-employee director’s death or disability while a Board member or upon the occurrence of certain changes in ownership or control, and each option grant under the program will have an exercise price per share equal to the fair market value per share of ISSI’s common stock on the grant date and will have a term of seven years, subject to earlier termination following the non-employee director’s cessation of Board service.

The Board also increased the yearly retainer to be paid pursuant to its non-employee director compensation program from $20,000 to $35,000, which amount will be pro rated for any fraction of the year in which a new director commences his or her Board service. In connection with the increase in the annual retainer, the non-employee directors will no longer receive additional payments for attendance at regularly scheduled or telephonic Board meetings. Additionally, non-employee directors will no longer receive additional payments for attendance at Board committee meetings in person or by telephone. Instead, each member of the Audit Committee shall receive a yearly retainer of $12,000, each member of the Compensation Committee shall receive a yearly retainer of $8,000 and each member of the Nominating Committee shall receive a yearly retainer of $3,000; provided however, that the chair of the Audit Committee shall receive a yearly retainer of $20,000 and the chair of the Compensation Committee shall receive a yearly retainer of $12,000, which amounts will be pro rated for any fraction of the year in which a new director commences his or her Board service on such committee.

The description of the Plan, as amended, set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, as amended, attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

Employee Stock Purchase Plan

On February 10, 2010, the Board changed the terms of the purchase periods under the ISSI Employee Stock Purchase Plan to provide that participants may purchase shares of common stock at a price equal to 85% of the lower of (i) the price at the start of the six month purchase period and (ii) the price on the last day of the six month purchase period. The change will be effective for the purchase period beginning on August 1, 2010. Prior to the change, participants were able to purchase shares at a price equal to 85% of the price on the last day of the six month purchase period.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan, as amended as of February 5, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, Inc.

Date: February 10, 2010	/S/ SCOTT D. HOWARTH
Scott D. Howarth President and Chief Executive Officer